Exhibit 4.1

WARRANT AGENCY AGREEMENT

WARRANT AGENCY AGREEMENT (this “Warrant Agreement”) made as of [·], 2015 (the “Issuance Date”), between BioRestorative Therapies, Inc., a Delaware corporation (the “Company”), and Island Capital Management, LLC (doing business as Island Stock Transfer), the Company’s transfer agent, with offices at 15500 Roosevelt Blvd, Suite 301, Clearwater, FL 33760 (“Warrant Agent”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Class A Warrant Certificate (as defined in Section 2.1).

WHEREAS, the Company is engaged in a public offering (the “Offering”) of common stock, Class A Warrants, and Class B warrants and, in connection therewith, has determined to issue and deliver up to [ · ] Class A warrants (the “Warrants”) to the public investors, with each such Warrant evidencing the right of the holder thereof to purchase one share of the Company’s common stock, par value $0.001 per share (the “Common Stock”), for $[·], subject to adjustment as described in the Class A Warrant Certificate; and

WHEREAS, the Company has filed with the U.S. Securities and Exchange Commission (the “Commission”) a Registration Statement, No. 333-204672 on Form S-1 originally filed with the Commission on June 3, 2015 (as the same may be amended from time to time, the “Registration Statement”) for the registration, under the Securities Act of 1933, as amended (the “Securities Act”), of, among other securities, the Warrants and the Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”), and such Registration Statement was declared effective on [ · ], 2015; and

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange and exercise of the Warrants; and

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Warrants (each, a “Holder”); and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid and binding obligations of the Company, and to authorize the execution and delivery of this Warrant Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1.	Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company for the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Warrant Agreement.

2.	Warrants.

2.1.	Form of Warrant. Each Warrant shall be issued in registered form only, shall be in substantially the form of Exhibit A hereto (the “Class A Warrant Certificate”), the provisions of which are incorporated herein, and shall be signed by, or bear the facsimile signature of, (i) the Chief Executive Officer, President, Chief Financial Officer or Treasurer, Secretary or Assistant Secretary of the Company and (ii) the Warrant Agent. In the event the person whose facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance. All of the Warrants shall initially be represented by one or more book-entry certificates (each a “Book-Entry Warrant Certificate”).

2.2.	Effect of Countersignature. Unless and until countersigned by the Warrant Agent pursuant to this Warrant Agreement, a Warrant shall be invalid and of no effect and may not be exercised by a Holder.

2.3.	Registration.

2.3.1.             Warrant Register. The Warrant Agent shall maintain books (“Warrant Register”) for the registration of the original issuance and the registration of any transfer of the Warrants. Upon the initial issuance of the Warrants, the Warrant Agent shall issue and register the Warrants in the names of the respective Holders in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company. To the extent the Warrants are “Fast Automated Securities Transfer eligible” as of the Issuance Date, and the Warrant Agent receives a properly executed Deposit and Withdrawal at Custodian (DWAC)/Direct Registration System (DRS) request relating to such Warrants, all of the Warrants shall be represented by one or more Book-Entry Warrant Certificates deposited with the Depository Trust Company (the “Depository”) and registered in the name of Cede & Co., a nominee of the Depository. Ownership of beneficial interests in the Book-Entry Warrant Certificates shall be shown on, and the transfer of such ownership shall be effected through, records maintained (i) by the Depository or its nominee for each Book-Entry Warrant Certificate, with respect to which the Warrant Agent shall have no obligation or control; (ii) by institutions that have accounts with the Depository (such institution, with respect to a Warrant in its account, a “Participant”), with respect to which the Warrant Agent shall have no obligation or control; or (iii) directly on the book-entry records of the Warrant Agent with respect only to owners of beneficial interests that represent such direct registration.

If the Warrants are not “DTC eligible” as of the Issuance Date or the Depository subsequently ceases to make its book-entry settlement system available for the Warrants, the Company may instruct the Warrant Agent to make other arrangements for book-entry settlement within ten (10) Business Days after the Depository ceases to make its book-entry settlement available. In the event that the Company does not make alternative arrangements for book-entry settlement within ten (10) Business Days or the Warrants are not eligible for, or it is no longer necessary to have the Warrants available in, book-entry form, the Warrant Agent shall provide written instructions to the Depository to deliver to the Warrant Agent for cancellation each Book-Entry Warrant Certificate, and the Company shall instruct the Warrant Agent to deliver to the Depository definitive Class A Warrant Certificates in physical form evidencing such Warrants. Such definitive Class A Warrant Certificates shall be in substantially the form annexed hereto as Exhibit A.

2.3.2.             Registered Holder; Beneficial Owner. Prior to due presentment for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such Warrant shall be registered upon the Warrant Register (“registered holder”), as the absolute owner of such Warrant and of each Warrant represented thereby (notwithstanding any notation of ownership or other writing on the Class A Warrant Certificate made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. Any person in whose name ownership of a beneficial interest in the Warrants evidenced by a Book-Entry Warrant Certificate is recorded in the records maintained by the Depository or its nominee shall be deemed the “beneficial owner” thereof; provided, that all such beneficial interests shall be held through a Participant which shall be the registered holder of such Warrants. As used herein, the term “Holder” refers only to a registered holder of the Warrants.

2.4.	Uncertificated Warrants. Notwithstanding the foregoing and anything else herein to the contrary, the Warrants may be issued in uncertificated form.

3.	Terms and Exercise of Warrants.

3.1.	Exercise Price. Each Class A Warrant Certificate shall, when countersigned by the Warrant Agent, entitle the Holder, subject to the provisions of the Class A Warrant Certificate and this Warrant Agreement, to purchase from the Company the number of shares of Common Stock stated therein, at the Exercise Price.

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3.2.	Duration of Warrants. A Warrant may be exercised only during the period (“Exercise Period”) commencing on the Issuance Date and terminating at 5:00 P.M., New York City time on [ · ], 2020 (the “Expiration Date”). Each Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under the Class A Warrant Certificate and this Warrant Agreement shall cease at the close of business on the Expiration Date.

3.3.	Exercise of Warrants.

3.3.1.             Exercise and Payment. A Holder may exercise a Warrant, in whole or in part, by delivering, not later than 5:00 P.M., New York City time, on any Business Day during the Exercise Period (the “Exercise Date”) (i) to the Warrant Agent at its corporate trust department, (A) the Class A Warrant Certificate evidencing the Warrants to be exercised, or, in the case of a Book-Entry Warrant Certificate, the Warrants to be exercised (the “Book-Entry Warrants”) shown on the records of the Depository to an account of the Warrant Agent at the Depository designated for such purpose in writing by the Warrant Agent to the Depository from time to time, and (B) an election to purchase the Warrant Shares underlying the Warrants to be exercised, in the form attached to the Class A Warrant Certificate (an “Election to Purchase”), properly completed and executed by the Holder on the reverse of the Class A Warrant Certificate or, in the case of a Book-Entry Warrant Certificate, properly delivered by the Participant in accordance with the Depository’s procedures, and (ii) unless cashless exercise is permitted under the Class A Warrant Certificate, to the Company, the Exercise Price for each Warrant to be exercised in lawful money of the United States of America by certified or official bank check or by bank wire transfer in immediately available funds, in each case, payable to the order of the Company.

If any of (i) the Class A Warrant Certificate or the Book-Entry Warrants, (ii) the Election to Purchase, or (iii) the Exercise Price therefor, is received by the Warrant Agent or the Company, as the case may be, after 5:00 P.M., New York City time, on the specified Exercise Date, the Warrants will be deemed to be received and exercised on the Business Day next succeeding the Exercise Date. If the date specified as the Exercise Date is not a Business Day, the Warrants will be deemed to be received and exercised on the next succeeding day that is a Business Day. If the Warrants are received or deemed to be received after the Expiration Date, the exercise thereof will be null and void and any funds delivered to the Company will be returned to the Holder. In no event will interest accrue on funds deposited with the Company in respect of an exercise or attempted exercise of Warrants. The validity of any exercise of Warrants shall be determined by the Company, in its sole discretion, and such determination shall be final and binding upon the Holder and the Warrant Agent. Neither the Company nor the Warrant Agent shall have any obligation to inform a Holder of the invalidity of any exercise of any Warrants.

3.3.2.             Issuance of Certificates. The Warrant Agent shall, within twenty-four (24) hours of its receipt of the items specified in Section 3.3.1(i), advise the Company in respect of (a) the number of Warrant Shares issuable upon such exercise in accordance with the terms and conditions of this Warrant Agreement, (b) the instructions of each Holder with respect to delivery of the Warrant Shares issuable upon such exercise, and the delivery of definitive Class A Warrant Certificates, as appropriate, evidencing the balance, if any, of the Warrants remaining after such exercise, (c) in case of a Book-Entry Warrant Certificate, the notation that shall be made to the records maintained by the Depository, its nominee for each Book-Entry Warrant Certificate, or a Participant, as appropriate, evidencing the balance, if any, of the Warrants remaining after such exercise and (d) such other information as the Company shall reasonably require.

The Company shall, by 5:00 P.M., New York City time, on the third Business Day next succeeding the Exercise Date of any Warrant and the clearance of the funds in payment of the aggregate Exercise Price, execute, issue and deliver to the Warrant Agent, the Warrant Shares to which such Holder is entitled, in fully registered form, registered in such name or names as may be directed by such Holder. The Warrant Agent shall, by 5:00 P.M., New York City time, on the third Business Day following its receipt of such Warrant Shares, transmit such Warrant Shares to, or upon the order of, such Holder.

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In lieu of delivering physical certificates representing the Warrant Shares issuable upon exercise of any Warrants, provided the Company’s transfer agent is participating in the Fast Automated Securities Transfer program of the Depository, the Company shall use its commercially reasonable efforts to cause its transfer agent to electronically transmit the Warrant Shares issuable upon exercise to the Depository by crediting the account of the Depository or of the Participant, as the case may be, through its Deposit Withdrawal Agent Commission system, subject to the Warrant Agent’s receipt of a properly executed Deposit and Withdrawal at Custodian (DWAC)/Direct Registration System (DRS) request relating to such Warrant Shares from the applicable broker. The time periods for the delivery described in the immediately preceding paragraph shall apply to the electronic transmittals described herein.

3.3.3.             Valid Issuance. All Warrant Shares issued upon the proper exercise of a Warrant in conformity with this Warrant Agreement shall be validly issued, fully paid and nonassessable.

3.3.4.             No Fractional Exercise. Warrants may be exercised only in whole numbers of Warrant Shares. No fractional Warrant Shares are to be issued upon the exercise of a Warrant, but rather the number of Warrant Shares to be issued shall be rounded up or down, as applicable, to the nearest whole number. If fewer than all of the Warrants evidenced by a Class A Warrant Certificate are exercised, a new Class A Warrant Certificate for the number of unexercised Warrants remaining shall be executed by the Company and countersigned by the Warrant Agent and delivered to the Holder at the address specified on the books of the Warrant Agent or as otherwise specified by such Holder. If fewer than all of the Warrants evidenced by a Book-Entry Warrant Certificate are exercised, a notation shall be made to the records maintained by the Depository, its nominee for each Book-Entry Warrant Certificate, or a Participant, as appropriate, evidencing the balance of the Warrants remaining after such exercise.

3.3.5.             Cashless Exercise. Upon receipt of an Election to Purchase for a cashless exercise in accordance with Section 1.5 of the Class A Warrant Certificate, the Warrant Agent shall promptly deliver a copy of the Election to Purchase to the Company to confirm the number of Warrant Shares issuable in connection with the cashless exercise. The Company shall calculate and transmit to the Warrant Agent, and the Warrant Agent shall have no obligation to calculate the number of Warrant Shares issuable in connection with the cashless exercise.

4.	Transfer and Exchange of Warrants.

4.1.	Registration of Transfer. The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant upon the Warrant Register, upon surrender of such Warrant for transfer, properly endorsed with signatures medallion signature guaranteed and accompanied by appropriate instructions and payment for transfer. Upon any such transfer, a new Warrant representing an equal aggregate number of Warrants shall be issued and the old Warrant shall be cancelled by the Warrant Agent. Notice of any such cancellation shall be delivered by the Warrant Agent to the Company.

4.2.	Procedure for Surrender of Warrants. Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer reasonably acceptable to the Warrant Agent, duly executed by the Holder thereof, or by a duly authorized attorney, and thereupon the Warrant Agent shall issue in exchange therefor one or more new Warrants as requested by the Holder of the Warrants so surrendered, representing an equal aggregate number of Warrants; provided, however, that except as otherwise provided herein or in any Book-Entry Warrant Certificate, each Book-Entry Warrant Certificate may be transferred only to the Depository, to another nominee of the Depository, to a successor depository, or to a nominee of a successor depository; provided further, however, that in the event that a Warrant surrendered for transfer bears a restrictive legend, the Warrant Agent shall not cancel such Warrant and issue new Warrants in exchange therefor until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Warrants must also bear a restrictive legend. Upon any such registration of transfer, the Company shall execute, and the Warrant Agent shall countersign and deliver, in the name of the designated transferee a new Class A Warrant Certificate or Class A Warrant Certificates of any authorized denomination evidencing in the aggregate a like number of unexercised Warrants.

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4.3.	Fractional Warrants. The Warrant Agent shall not be required to effect any registration of transfer or exchange which will result in the issuance of a Class A Warrant Certificate for a fraction of a Warrant.

4.4.	Service Charges. A service charge shall be made for any exchange or registration of transfer of Warrants, as provided for with regard to the Common Stock in the Transfer Agency Agreement, dated as of [_______], between the Company and the Warrant Agent (the “Transfer Agency Agreement”).

4.5.	Warrant Execution and Countersignature. The Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Warrant Agreement, the Warrants required to be issued pursuant to the provisions of this Section 4, and the Company, whenever required by the Warrant Agent, will supply the Warrant Agent with Warrants duly executed on behalf of the Company for such purpose.

5.	Other Provisions Relating to Rights of Holders of Warrants.

5.1.	Lost, Stolen, Mutilated, or Destroyed Warrants. If any Class A Warrant Certificate is lost, stolen, mutilated, or destroyed, the Company (upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, mutilation or destruction of the Class A Warrant Certificate, and in case of mutilation, upon surrender of such Class A Warrant Certificate to the Company for cancellation) will either, in its sole discretion (i) authorize the Warrant Agent to instruct the Holder to file documents with the Warrant Agent’s insurance company as reasonably required to obtain an open penalty bond necessary for the replacement of the Class A Warrant Certificate or (ii) upon the Company’s receipt of an indemnity from the Holder reasonably satisfactory to the Company and the Warrant Agent, indemnify the Company and the Warrant Agent and provide instructions to the Warrant Agent to replace such Class A Warrant Certificate. Thereafter, the Warrant Agent shall issue a new Warrant of like denomination, tenor, and date as the Warrant so lost, stolen, mutilated, or destroyed. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Warrant shall be at any time enforceable by anyone.

6.	Concerning the Warrant Agent and Other Matters.

6.1.	Concerning the Warrant Agent. The Warrant Agent:

a) shall have no duties or obligations with respect to this Warrant Agreement other than those set forth herein and no duties or obligations shall be inferred or implied;

b) may rely on and shall be held harmless by the Company in acting upon any certificate, statement, instrument, opinion, notice, letter, facsimile transmission, telegram or other document, or any security delivered to it by the Company, and reasonably believed by it to be genuine and to have been made or signed by the proper party or parties;

c) may rely on and shall be held harmless by the Company in acting upon written or oral instructions or statements from the Company with respect to any matter relating to its acting as Warrant Agent;

d) may consult with counsel satisfactory to it (including counsel for the Company);

e) solely shall make the final determination as to whether or not a Warrant received by the Warrant Agent is duly, completely and correctly executed, and the Warrant Agent shall be held harmless by the Company in respect of any action taken, suffered or omitted by the Warrant Agent hereunder in good faith and in accordance with its determination;

f) shall not be obligated to take any legal or other action hereunder which might, in its reasonable judgment, subject or expose it to any expense or liability unless it shall have been furnished with an indemnity reasonably satisfactory to it;

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g) shall not be liable or responsible for any failure of the Company to comply with any of the Company’s obligations relating to the Registration Statement or this Warrant Agreement, including without limitation obligations under applicable regulation or law; and

h) shall not be required to take any action, including as set forth in this Warrant Agreement (i) in violation of any of the terms or conditions contained in the Transfer Agency Agreement, (ii) in violation of any law, rule, statute or regulation applicable to the Warrant Agent, or (iii) to the extent any issuance or transfer is prohibited pursuant to court order.

6.2.	Resignation, Consolidation, or Merger of Warrant Agent.

6.2.1.	Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving 30 days’ prior written notice to the Company. The Warrant Agent may be removed by the Company for any reason at any time upon 30 days written notice to (i) the Warrant Agent and (ii) the holders of the Warrants.

6.2.2.	Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent not later than the effective date of any such appointment.

6.2.3.	Merger or Consolidation of Warrant Agent. Any corporation or entity into which the Warrant Agent may be merged or with which it may be consolidated or any corporation or entity resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Warrant Agreement without any further act.

6.3.	Fees and Expenses of Warrant Agent.

6.3.1.	Remuneration. The Company agrees to pay the Warrant Agent reasonable remuneration in an amount separately agreed to between the Company and the Warrant Agent for its services as Warrant Agent hereunder and will reimburse the Warrant Agent for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder as agreed to between the Company and the Warrant Agent.

6.3.2.	Further Assurances. The Company and the Warrant Agent agree to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the other party for the carrying out or performing of the provisions of this Warrant Agreement.

6.4.	Liability of Warrant Agent.

6.4.1.	Reliance on Company Statement. Whenever in the performance of its duties under this Warrant Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the President, Chief Executive Officer or Chief Financial Officer of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Warrant Agreement.

6.4.2.	Indemnity. The Warrant Agent shall be liable hereunder only for its own gross negligence, willful misconduct or bad faith and shall indemnify the Company and save it harmless against any and all liabilities, including judgments, claims, losses, damages, costs and reasonable counsel fees, in connection therewith. The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, claims, losses, damages, costs and reasonable counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Warrant Agreement except as a result of the Warrant Agent’s gross negligence, willful misconduct, or bad faith.

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6.4.3.	Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Warrant Agreement or with respect to the validity or execution of any Warrant (except its countersignature hereof and thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Warrant Agreement or in any Warrant; nor shall it be responsible to make any adjustments required under the provisions of Section 2 of the Class A Warrant Certificate or responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Warrant Shares to be issued pursuant to this Warrant Agreement or any Warrant or as to whether any Warrant Shares will, when issued, be validly issued and fully paid and nonassessable.

6.5.	Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Warrant Agreement and agrees to perform the same upon the terms and conditions herein set forth.

7.	Miscellaneous Provisions.

7.1.	Successors. All the covenants and provisions of this Warrant Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

7.2.	Notices. Any notice, statement or demand authorized by this Warrant Agreement to be given or made by the Warrant Agent or by a Holder to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) Business Days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

BioRestorative Therapies, Inc.

40 Marcus Drive, Suite One

Melville, New York 11747

Attention: Mark Weinreb, President and Chief Executive Officer

with a copy to:

Certilman Balin Adler & Hyman, LLP

90 Merrick Avenue

East Meadow, New York 11554

Attention: Fred Skolnik, Esq.

Any notice, statement or demand authorized by this Warrant Agreement to be given or made by a Holder or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) Business Days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

Island Stock Transfer

15500 Roosevelt Blvd,

Suite 301

Clearwater, FL 33760

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7.3.	Applicable Law. This Warrant Agreement and the terms and conditions set forth herein, shall be governed by and construed solely and exclusively in accordance with the internal laws of the State of New York without regard to the conflicts of laws principles thereof. The parties hereto hereby expressly and irrevocably agree that any suit or proceeding arising directly and/or indirectly pursuant to or under this Warrant Agreement shall be brought solely in a federal or state court located in the City, County and State of New York. By its execution hereof, the parties hereto covenant and irrevocably submit to the in personam jurisdiction of the federal and state courts located in the City, County and State of New York and agree that any process in any such action may be served upon any of them personally, or by certified mail or registered mail upon them or their agent at the address set forth in Section 7.2, return receipt requested, with the same full force and effect as if personally served upon them in New York, New York. The parties hereto expressly and irrevocably waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense or lack of in personam jurisdiction with respect thereto. In the event of any such action or proceeding, the party prevailing therein shall be entitled to payment from the other parties hereto of all of its reasonable counsel fees and disbursements.

7.4.	Persons Having Rights under this Warrant Agreement. Nothing in this Warrant Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the parties hereto and the Holders of the Warrants and, for purposes of Sections 3.3, 7.3 and 7.8, Aegis Capital Corp. (the “Underwriter”), any right, remedy, or claim under or by reason of this Warrant Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. The Underwriter shall be deemed to be an express third-party beneficiary of this Warrant Agreement with respect to Sections 3.3, 7.3 and 7.8 hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Warrant Agreement shall be for the sole and exclusive benefit of the parties hereto (and the Underwriter with respect to the Sections 3.3, 7.3 and 7.8 hereof) and their successors and assigns and of the Holders.

7.5.	Examination of this Warrant Agreement. A copy of this Warrant Agreement shall be available at all reasonable times at the office of the Warrant Agent in Clearwater, Florida for inspection by any Holder. The Warrant Agent may require any such Holder to submit his Warrant for inspection by it.

7.6.	Counterparts. This Warrant Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

7.7.	Effect of Headings. The Section headings herein are for convenience only and are not part of this Warrant Agreement and shall not affect the interpretation thereof.

7.8.	Amendments. This Warrant Agreement may be amended by the parties hereto without the consent of any Holder for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Warrant Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the Holders. All other modifications or amendments, including any amendment to increase the Exercise Price or shorten the Exercise Period, shall require the written consent of the Underwriter and the Holders of a majority of the then outstanding Warrants.

7.9.	Severability. This Warrant Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Warrant Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Warrant Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

7.10.	Force Majeure. In the event either party is unable to perform its obligations under the terms of this Warrant Agreement because of acts of God, strikes, failure of carrier or utilities, equipment or transmission failure or damage that is reasonably beyond its control, or any other cause that is reasonably beyond its control, such party shall not be liable for damages to the other resulting from such failure to perform or otherwise from such causes. Performance under this Warrant Agreement shall resume when the affected party or parties are able to perform substantially that party’s duties.

[Signature Page Follows]

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IN WITNESS WHEREOF, this Warrant Agency Agreement has been duly executed by the parties hereto as of the day and year first above written.

BIORESTORATIVE THERAPIES, INC.

By:
Name:
Title:

ISLAND CAPITAL MANAGEMENT, LLC, D/B/A ISLAND STOCK TRANSFER

By:
Name:
Title:

[Signature Page to Warrant Agency Agreement]

EXHIBIT A

[FORM OF CLASS A WARRANT CERTIFICATE]